Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-180104 and 333-180105 on Form S-3 and Registration Statement Nos. 333-132828, 333-147939, 333-152313, 333-176840, and 333-180327 on Form S-8 of our reports dated February 26, 2014, relating to the consolidated financial statements and financial statement schedules of Great Plains Energy Incorporated and subsidiaries, and the effectiveness of Great Plains Energy Incorporated and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Great Plains Energy Incorporated for the year ended December 31, 2013.
/s/DELOITTE & TOUCHE LLP
Kansas City, Missouri
February 26, 2014